EXHIBIT 99.1

SEPARATION LETTER

November 30, 2011

Brian R. Ervine

378 East Fairchild Drive

Highlands Ranch, CO 80126

Dear Brian:

This is to inform you that your employment with Evolving Systems (the “Company”) will be terminated by the Company effective November 30, 2011 (the “Termination Date”), together with all associated positions you may hold (for example, Company Secretary) and all positions with any subsidiary of the Company. You are expected to cooperate in transitioning any work in progress that you may have and to return any Company property and equipment in your possession.

This letter provides information about your separation from the Company, and outlines the terms and conditions of severance benefits available to you.

Severance Benefits

If you choose to sign the Legal Release, see Attachment I, after the Termination Date and return it to Evolving Systems no later than Sixty (60) calendar days after the Termination Date, you will receive severance benefits consisting of the following:

Severance Pay

You will receive the Base Severance Payments and COBRA benefits under Section 7.2(c) of the Employment Agreement entered into between you and the Company on May 19, 2011, attached to the Legal Release as Appendix A, less all legally required deductions and withholdings (the “Severance Benefits”). The Base Severance Payments shall be made by direct deposit (or check if necessary) in bi-weekly installments, or, if different, in accordance with the Company’s customary payroll practices over the severance period following and conditioned upon the Company’s timely receipt of your signed Legal Release, taking into consideration any revocation period and the Company’s payroll submittal process.  In accordance with applicable law, the installment payments will begin in January 2012, and if applicable, any installments otherwise due prior to January 1, 2012 will be paid during January 2012.  You acknowledge that you are solely responsible for informing the Company in writing of any change in your home mailing address or direct deposit status, and that your failure to do so may result in you not receiving timely payment of the Severance Benefits.

Health and Welfare Benefits

•                  Your current benefits elections for medical, dental and vision insurance will continue through November 30, 2011.

•                  Your current benefits elections for group life insurance, disability insurance and all spending accounts end on November 30, 2011. Your benefits under the executive life insurance policies and disability policies will continue until the next annual renewal date.

To the extent permitted by law, you will be eligible to continue current health and dental insurance under COBRA. You will be mailed a separate letter notifying you of your rights under COBRA.

As additional consideration for your signing the enclosed Legal Release, the Company will pay a portion of the COBRA premiums in accordance with Section 7.2(c)(ii) of the Employment Agreement, provided you complete the COBRA Application.

•                  Please contact Janet Morrison at +44 07 919 052 239 if you have any questions about your benefits or rights under COBRA.

Acceptance of Severance Benefits

If you decide to accept the Severance Benefits, you must execute the enclosed Legal Release after your Termination Date without any alteration to the text of the document and return it to Thad Dupper, Evolving Systems, Inc., 9777 Pyramid Court, Suite 100, Englewood, CO 80112, within the Execution Deadline described in your Employment Agreement (the “Deliberation Period’’). Because the Legal Release may affect your legal rights, we advise you to consult with an attorney before signing it.

If you choose not to sign the Legal Release by the end of the Deliberation Period you will not receive any Severance Benefits.

Miscellaneous Issues

Standard Termination Payments

You will be entitled to receive the Standard Termination Payments described in Section 7.1 of the Employment Agreement.

401(k)/Stock Options/Employee Stock Purchase Plan

If you have been granted stock options or are a participant in Evolving Systems’ Employee Stock Purchase Plan or 401(k) Plan, additional information about your rights under these plans will be mailed to you.

Proprietary Information Agreement

As a reminder to you, although you will no longer have an employment relationship with Evolving Systems, you still have an ongoing obligation never to disclose any trade secrets or other confidential information relating to Evolving Systems without Evolving Systems’ express consent. In addition you will remain bound by the non-competition, non-solicitation and confidentiality provisions in your Employment Agreement.

On behalf of the Management and Board of Directors I want to thank you for your dedication, leadership and many contributions over your ten year career with Evolving Systems. We wish you all the best in your future career endeavors.

Should you have any questions, please contact Janet Morrison at +44 07 919 052 239 for information.

Sincerely,

/s/ Thaddeus Dupper
Thaddeus Dupper
CEO
Evolving Systems, Inc.